For Immediate Release

Patrick Industries, Inc. Signs Definitive Agreement to Sell Aluminum Extrusion Operation

ELKHART, IN – July 22, 2009 – Patrick Industries, Inc. (NASDAQ: PATK) (the “Company”), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, announced today that it has signed a definitive agreement to sell certain assets of its aluminum extrusion operation located in Mishawaka, Indiana to Patrick Aluminum, Inc., a member of the UMC family of companies. The transaction is expected to be completed by the end of July 2009. Net proceeds from the sale are expected to be approximately $7.4 million and are subject to final transaction costs and certain closing adjustments.

The aluminum extrusion operation produces and paints semi-fabricated and fabricated aluminum extrusions for structural and non-structural applications, and comprised Patrick’s Engineered Solutions business segment. This business segment was classified as a discontinued operation in the fourth quarter of 2008. The Company anticipates using a portion of the net proceeds received from the sale of fixed assets and the building that houses the aluminum extrusion operation to pay down principal on the Company’s term loan and pay off the Economic Development Revenue Bonds related to this facility in the third quarter of 2009.

Todd Cleveland, President and CEO said, “This divestiture reflects our continued commitment to reduce our leverage position to an acceptable level during these difficult economic times, to the benefit of both our lenders and our shareholders. We continue to execute and deliver on our strategy to align our current operations with businesses within our core competencies, reduce overall fixed costs, and position the Company to be able to take advantage of any upticks in our end markets.

The aluminum extrusion operation will continue to operate under the name “Patrick Metals”. Mr. Cleveland further commented, “While no longer a member of the Patrick family, we wish the team at Patrick Metals, as well as the UMC Companies, continued success and prosperity with this operation, which has represented Patrick Industries with class throughout its entire tenure as a division of the Company.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 13 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors and components, slotwall and slotwall components, and countertops. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring and roofing products, vinyl and cement siding, ceramic tile, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Company’s Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

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